GameTech Reports Record Earnings and Revenue for 4th Quarter 2007 and 2007 Fiscal Year End Results

GameTech International, Inc. (Nasdaq: GMTC - News), a leading designer, developer and marketer of electronic bingo and gaming equipment, systems, and video lottery terminals, today announced financial results for the Company’s fourth fiscal quarter and 2007 fiscal year end results. Net income totaled $1.7 million for the quarter, or $0.13 per fully diluted share, which is up from $1.0 million and $0.08 per fully diluted share for the 4th quarter in fiscal 2006. Fiscal year end net income for fiscal 2007 reached $5.0 million, or $0.39 per fully diluted share, compared with $4.4 million or $0.34 per fully diluted share for the comparable period in 2006.

Company Highlights:

•
Net income for the fourth quarter of fiscal 2007 was $1.7 million, compared with $1.0 million for the same period in fiscal 2006, an increase of 59.3%; net income for fiscal year end 2007 was $5.0 million compared with $4.4 million in the same period in fiscal 2006, an increase of 14.3%.

•	Net income per fully diluted share reached $0.13 for the fourth quarter and $0.39 for fiscal year 2007, compared with $0.08 and $0.34 for the same periods in fiscal 2006.
•
Revenue for the fourth quarter of fiscal 2007 was $17.4 million compared with $12.0 million for the same period in fiscal 2006. Revenue for fiscal year end 2007 was $59.5 million compared with $49.3 million for the same period in fiscal 2006.

•
EBITDA for the fourth quarter of fiscal 2007 was $6.2 million compared with $4.3 million for the same period in fiscal 2006. EBITDA for fiscal year end 2007 was $20.9 million compared with $17.3 million for the same period in fiscal 2006.

•
During the quarter the company paid down $9.5 million in debt through cash flow from operations. Another $1.1 million of the term loan debt was repaid on December 28, 2007, resulting in a total of $10.6 million of debt repaid in the first nine-months since the Summit acquisition. The company ended the fiscal year ended October 31, 2007, with $11.4 million in cash and cash equivalents.

•
Subsequent to the close of the fiscal year the company bought back a total of 281,906 shares under the current stock repurchase program. This represents a reduction of 2.2% of the fully diluted shares outstanding as of October 31, 2007.

•	During the quarter, Kevin Peterson was named General Manager of the Summit Gaming division.

Fourth quarter revenue totaled $17.4 million compared with $12.0 million for the comparable quarter during fiscal 2006. Revenue for fiscal year ended October 31, 2007, was $59.5 million compared with $49.3 million for the comparable period in fiscal 2006. The increase in revenue for the three and twelve-month periods ended October 31, 2007 was primarily due to a full two quarters of results from the acquisition of Summit Amusement & Distributing, LTD., a manufacturer of video lottery terminals. While bingo revenue was impacted by some competitive pricing pressure and the loss of certain accounts in the domestic market, they were offset in part by continued increases in other states as well as the rollout of our Traveler ™ unit in the United Kingdom markets. Additionally, the company sold games on participation in Montana with a route operator at favorable economic terms that resulted in a one-time gain.

Jay Meilstrup, GameTech’s President and Chief Executive Officer stated, “In the fourth quarter our domestic bingo business saw continued revenue growth in some of the larger domestic bingo markets, as well as in the United Kingdom, which helped to offset some of the price erosion in some of the more mature domestic bingo markets. Our international expansion efforts continued during the quarter as we placed our Traveler ™ units in additional bingo halls in the United Kingdom under our contract with MECCA Bingo. Our Summit division’s results for the quarter saw the benefits of the one-time sale of games on participation with a route operator in Montana as well as pick up of business in Louisiana that was delayed in the 3rd quarter. Sales for our Summit division will continue to vary from quarter to quarter depending on the timing of orders of customers in our two primary markets, Louisiana and Montana. We anticipate that as we expand into additional gaming markets with our Summit product that the variability in the revenue from our Summit division will become less volatile. We continue on track with our first deployment of our wireless gaming system the GameTech Mini ™ in 2008 and anticipate revenue contribution to occur from this new technology in the first half of fiscal 2008. Finally, we finished the fiscal year in a very strong financial position. Since the Summit acquisition in late March 2007, we have paid down $10.6 million in debt which represents over 25% of the purchase price paid for Summit Gaming. We have also bought just over 280,000 shares of company stock since our stock repurchase agreement was announced in September 2007, and our cash position as of the end of the fiscal year 2007 stood at $11.4 million. We are very excited about the prospects for the company in fiscal 2008. GameTech anticipates completion of testing with the independent labs and California tribal approval for Class III device installation by the end of 2nd quarter fiscal 2008, and approval for field trial of traditional slot devices by the Nevada Gaming Control Board by the end of 4th quarter fiscal 2008. With the acquisition of and integration of Summit Gaming and GameTech’s new product development efforts in wireless, server based gaming and lottery areas, GameTech is on track in its goal of diversifying the company to a full-service Class II and Class III systems and product supplier.”

About GameTech International, Inc.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices. Under the Summit Gaming ™ brand the company provides video lottery terminal devices and related software and content. GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our potential expansion of business internationally, our potential expansion of the Summit division’s business, new product and product feature developments, the success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include our ability to successfully integrate, operate and grow Summit's business, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.

(dollars in thousands)
	Three Months Ended October 31,				Twelve Months Ended October 31,
	2007		2006		2007		2006
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)

Net revenue	$17,406	100.0%	$11,979	100.0%	$59,470	100.0%	$49,289	100.0%
Cost of revenue	7,753	44.5%	5,209	43.5%	26,668	44.8%	19,929	40.4%
Gross profit	9,653	55.5%	6,770	56.5%	32,802	55.2%	29,360	59.6%

Operating expenses:
General and administrative	3,140	18.0%	1,637	13.7%	9,538	16.0%	8,303	16.8%
Sales and marketing	2,459	14.1%	2,752	23.0%	10,918	18.4%	11,041	22.4%
Research and development	1,416	8.1%	660	5.5%	3,865	6.5%	2,885	5.9%
Loss contingencies	-	0.0%	-	0.0%	124	0.2%	133	0.3%
Gain on sale of assets	(656)	(3.8%)	-	0.0%	(656)	(1.1%)	-	0.0%
Total operating expenses	6,359	36.4%	5,049	42.2%	23,789	40.0%	22,362	45.4%

Income from operations	3,294	19.1%	1,721	14.3%	9,013	15.2%	6,998	14.2%

Net interest income (expense)	(826)	(4.7%)	130	1.1%	(1,617)	(2.7%)	372	0.8%
Other income (expense), net	85	0.5%	(11)	(0.1%)	82	0.1%	(26)	(0.1%)
Income before income taxes	2,553	14.9%	1,840	15.3%	7,478	12.6%	7,344	14.9%

Provision for income taxes	903	5.2%	804	6.7%	2,731	4.6%	2,961	6.0%
Income from operations, net of tax	1,650	9.7%	1,036	8.6%	4,747	8.0%	4,383	8.9%

Cumulative effect of a change in accounting estimate (net of tax)	-	0.0%	-	0.0%	261	0.4%	-	0.0%
Net income	$1,650	9.7%	$1,036	8.6%	$5,008	8.4%	$4,383	8.9%

Net income per share:
Basic
Income from operations	$0.13		$0.08		$0.38		$0.36
Cumulative effect of a change in accounting estimate (net of tax)	$-		$-		$0.02		$-
Net income	$0.13		$0.08		$0.40		$0.36

Diluted
Income from operations	$0.13		$0.08		$0.37		$0.34
Cumulative effect of a change in accounting estimate (net of tax)	$-		$-		$0.02		$-
Net income	$0.13		$0.08		$0.39		$0.34

Shares used in calculated net income per share:
Basic	12,606		12,401		12,566		12,181
Diluted	12,861		12,894		12,991		12,757

Select Balance Sheet Data:
(dollars in thousands)
	October 31, 2007	October 31, 2006
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$3,630	$5,411
Short-term investments	7,763	7,408
Restricted short-term investments	-	4,515
Total current assets	27,633	23,984
Total assets	93,680	59,214
Total current liabilities	13,342	8,572
Total liabilities	38,864	9,380
Total stockholders' equity	54,816	49,834
Total liabilities and stockholders' equity	93,680	59,214

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because EBITDA is used by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA:
(dollars in thousands)
	Three Months Ended October 31,		Twelve Months Ended October 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$1,650	$1,036	$5,008	$4,383
Add back:
Amortization and depreciation	2,859	2,619	11,512	10,317
Net interest expense	826	(130)	1,617	(372)
Provision for income taxes	903	804	2,731	2,961
EBITDA	$6,238	$4,329	$20,868	$17,289